EXHIBIT 99.1
------------


                               News Release

                                 LANDAUER

                           For Immediate Release

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                          LANDAUER, INC. REPORTS
                         EARNINGS FOR FISCAL 2005


For Further Information Contact:    James M. O'Connell
                                    Vice President, Treasurer & CFO


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GLENWOOD, ILLINOIS -- NOVEMBER 28, 2005 -- LANDAUER, INC. (NYSE:  LDR),
today reported financial results for its fiscal year ended September 30, 2005. The Company, a recognized leader in personal and environmental radiation monitoring services, reported that revenues for fiscal 2005 were $75,221,000, an increase of 7.8% compared with revenues of $69,809,000 reported for fiscal 2004. Net income for the year just ended was $17,208,000, a decrease of 3.2% compared with net income of $17,770,000 for fiscal 2004 with resulting diluted earnings per share for the current year at $1.90 compared with $1.98 reported a year ago. In September 2005, Landauer recognized expense in the amount of $2,300,000 associated with various organizational changes, including retirement-related expenses arising from the retirement of the Company's former chief executive officer, recruitment expenses related to the recent election of a new chief executive officer and severance and other costs related to additional personnel changes. The resulting decline in operating income by $2,300,000 reduced net income by $1,386,000 (after income tax benefit of $914,000) and lowered fiscal 2005 diluted earnings per share by $0.15.

Domestic revenue growth for fiscal 2005 was $2,500,000, or 4.5%, and was attributable to gains in pricing, unit volume and ancillary service fees for the Company's core radiation monitoring business. International revenue growth was $1,700,000, or 14.6%, for the year and reflected continued favorable currency translation, pricing gains and unit volume in most foreign markets. The InLight product line contributed the balance of
revenue growth of $1,200,000 for 2005.   Costs and expenses for fiscal 2005
grew by almost $6,600,000, or 15.6%, compared with 2004 as a result of higher depreciation and amortization expense, increased international costs combined with the effect of foreign currency translation, higher professional fees and outside services costs for Sarbanes-Oxley compliance and information services, higher postage costs and the reorganization costs noted above. Exclusive of the reorganization charge, costs and expenses for 2005 increased by approximately $4,300,000, or 10.2%. Net other income was higher in 2005 primarily a result of higher Nagase-Landauer, Ltd. earnings compared with 2004. Landauer's 2004 acquisition of the remaining equity in LCIE-Landauer resulted in lower minority interest expense compared with a year ago. The effective tax rate for 2005 was 38.0% compared with 37.4% for 2004 as a result of higher state income taxes and lower foreign tax credits this year.


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         Landauer, Inc.   2 Science Road   Glenwood, IL 60425-1586
        Phone 708.755.7000   Fax 708.755.7011   www.landauerinc.com


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LANDAUER, INC.
ADD 1



For the quarter ended September 30, 2005, the Company reported revenues of $18,990,000, an increase of 8.1% compared with $17,567,000 a year ago. Net income for the quarter just ended was $3,104,000 compared with earnings of $4,532,000 in the same quarter a year ago. Earnings per diluted share for the quarter were $0.34 compared with $0.50 in 2004. Costs and expenses for the quarter just ended were $3,100,000, or 29% higher than for the same period a year ago and primarily reflects the $2,300,000 in expense associated with the organizational changes discussed above. Exclusive of the reorganization charge, costs and expenses were slightly more than $800,000, or 7.7%, higher reflecting increased costs for depreciation and amortization expense, professional and outside services fees, and international expenses including the effect of foreign currency translation. Additionally, income tax expense for the quarter was higher as the result of a change in the overall effective tax rate for 2005.


OUTLOOK FOR FISCAL 2006

Landauer's business plan for fiscal 2006 anticipates aggregate revenue growth for the year to be in the range of 5 - 6% with revenues from the Company's traditional domestic and international revenue expected to grow at a slightly lower rate. Sales for the InLight product line are expected to comprise the balance of revenue growth. Both domestic and international revenue growth are expected to result from a mix of higher pricing, moderate unit growth and increased sales of ancillary services. Costs and operating expenses for fiscal 2006 are expected to grow at an aggregate rate of 3 - 5%. Net other income in fiscal 2006 is anticipated to be moderately higher than the year just ended and minority interest should be comparable to fiscal 2005 levels. The effective income tax rate for fiscal 2006 is expected to be comparable to 2005 at approximately 37.5 - 38%. Resulting net income for 2006 is anticipated to be higher by 7 - 9% compared with fiscal 2005.


CONFERENCE CALL INFORMATION

Landauer, Inc. has scheduled its fourth quarter and year-end conference call for investors over the Internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=94416&eventID=1167917 on
Tuesday, November 29th at 3:30 p.m. Eastern Time (12:30 p.m. Pacific Time).

To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available at the site for 90 days.


ABOUT LANDAUER

Landauer is the world's leading provider of analytical services to determine occupational and environmental radiation exposure. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings. The Company provides its services to 1.4 million people in the United States, Japan, France, the United Kingdom, Brazil, Canada, China, Australia and other countries.







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LANDAUER, INC.
ADD 2



SAFE HARBOR STATEMENT

Certain of the statements made herein (including, in particular, under the caption "Outlook for Fiscal 2006"), constitute forward looking statements that are based on certain assumptions and involve certain risks and uncertainties, including, without limitation, assumptions, risks and uncertainties associated with the Company's development and introduction of new technologies, generally; introduction and customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence ("OSL") technology to new platforms and formats, such as Luxel[registered trademark]+; the costs associated with the Company's research and business development efforts; the usefulness of older technologies; the anticipated results of operations of the Company and its subsidiaries or ventures; the valuation of the Company's long lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the Company's business plans; anticipated revenue and cost growth; the risks associated with conducting business internationally; other anticipated financial events; the effects of changing economic and competitive conditions; foreign exchange rates; government regulations; accreditation requirements; and pending accounting pronouncements. Such assumptions may not materialize to the extent assumed and such risks and uncertainties may cause actual results to differ from anticipated results. Such risks and uncertainties may also result in changes to the Company's business plans and prospects and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth under the caption "Significant Risk Factors" in the Company's Annual Report on Form 10-K for the year ended September 30, 2004 and other reports filed by the Company from time to time with the Securities and Exchange Commission.



































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LANDAUER, INC.
ADD 3



              FOURTH QUARTER FISCAL 2005 FINANCIAL HIGHLIGHTS

         (unaudited, amounts in thousands, except per share data)



                               Three Months Ended    Twelve Months Ended
                              --------------------   -------------------
                                  September 30,         September 30,
                                2005        2004       2005       2004
                              --------    --------   --------   --------

Net Revenues . . . . . . . .  $ 18,990    $ 17,567   $ 75,221   $ 69,809

Cost and expenses:
Cost of sales. . . . . . . .     6,881       6,514     28,308     25,452
Selling, general and
  administrative . . . . . .     6,824       4,076     20,362     16,637
                              --------    --------   --------   --------
                                13,705      10,590     48,670     42,089
                              --------    --------   --------   --------

Operating income . . . . . .     5,285       6,977     26,551     27,720

Other income - net . . . . .       354         241      1,381      1,123
                              --------    --------   --------   --------


Income before income taxes
  and minority interest. . .     5,639       7,218     27,932     28,843
Income taxes . . . . . . . .     2,490       2,670     10,623     10,786
                              --------    --------   --------   --------

Income before minority
  interest . . . . . . . . .     3,149       4,548     17,309     18,057
Minority interest therein. .        45          16        101        287
                              --------    --------   --------   --------

Net income . . . . . . . . .  $  3,104    $  4,532   $ 17,208   $ 17,770
                              ========    ========   ========   ========

Net income per common share:

  Basic. . . . . . . . . . .  $   0.35    $   0.51   $   1.92   $   2.00
                              ========    ========   ========   ========
  Average shares
    outstanding. . . . . . .     8,993       8,923      8,966      8,894
                              ========    ========   ========   ========

  Diluted. . . . . . . . . .  $   0.34    $   0.50   $   1.90   $   1.98
                              ========    ========   ========   ========
  Average shares
    outstanding. . . . . . .     9,071       8,999      9,038      8,971
                              ========    ========   ========   ========











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LANDAUER, INC.
ADD 4



                    SUMMARY CONSOLIDATED BALANCE SHEETS

                     (unaudited, amounts in thousands)





                                            September 30,  September 30,
                                                2005           2004
                                            -------------  -------------

ASSETS

Current Assets:
    Cash and cash equivalents. . . . . . .       $  9,598       $  8,595
    Receivables, net of reserves . . . . .         19,743         15,060
    Other current assets . . . . . . . . .          7,899          6,635
                                                 --------       --------
Total current assets . . . . . . . . . . .         37,240         30,290

Net property, plant and equipment. . . . .         17,907         18,540
Equity in joint venture. . . . . . . . . .          4,467          3,916
Goodwill, net of amortization. . . . . . .         13,261         13,156
Other intangible assets,
  net of amortization. . . . . . . . . . .          5,817          6,337
Other operating assets,
  net of amortization. . . . . . . . . . .          6,537          4,791
Other assets . . . . . . . . . . . . . . .          1,172            488
                                                 --------       --------

TOTAL ASSETS . . . . . . . . . . . . . . .       $ 86,401       $ 77,518
                                                 ========       ========


LIABILITIES AND  STOCKHOLDERS' INVESTMENT

Current Liabilities:
    Accounts payable . . . . . . . . . . .       $  1,595       $  1,306
    Notes payable. . . . . . . . . . . . .          4,048          5,262
    Dividend payable . . . . . . . . . . .          3,815          3,577
    Deferred revenue . . . . . . . . . . .         12,702         12,554
    Other current liabilities. . . . . . .          7,673          5,577
                                                 --------       --------
Total current liabilities. . . . . . . . .         29,833         28,276

Non-current Liabilities:
    Pension and postretirement
      liabilities. . . . . . . . . . . . .          5,563          3,845
    Deferred income taxes. . . . . . . . .          1,971          1,317
                                                 --------       --------
Total non-current liabilities. . . . . . .          7,534          5,162
Minority interest in subsidiary. . . . . .            128             83

Stockholders' investment . . . . . . . . .         48,906         43,997
                                                 --------       --------

TOTAL LIABILITIES AND
  STOCKHOLDERS' INVESTMENT . . . . . . . .       $ 86,401       $ 77,518
                                                 ========       ========





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